As filed with the Securities and Exchange Commission on June 29, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TBS INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	4412	98-0225954
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(441) 295-9230
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation
1633 Broadway
New York, New York 10019
(212) 479-8240
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Steven R. Finley Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be	Amount to be	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering	Amount of Registration
Registered	Registered	(1)	Price (1) (2) (3)	Fee (4)
Debt Securities (5)	(6)	$(6)	(6)
Class A Common Shares (7)	(6)	$(6)	(6)
Preference Shares	(6)	$(6)	(6)
Depositary Shares	(6)	$(6)	(6)
Warrants	(6)	$(6)	(6)
Total	$300,000,000		$300,000,000	$9,210

(1)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance of the securities registered hereunder.

(2)
Estimated solely for the purpose of calculating the registration fee. In no event will the aggregate maximum offering price of all securities issued under this Registration Statement exceed $300,000,000 or the equivalent thereof in one or more foreign currencies. If any debt securities are issued with original issue discount, we will register such greater amount as shall result in proceeds of $300,000,000 to the registrant.

(3)	With respect to debt securities, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.

(4)	The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act.

(5)
Debt Securities may be issued in primary offerings and/or upon exercise of debt warrants registered hereby. The Debt Securities to be offered hereunder will consist of one or more series of Senior Debt Securities, Subordinated Debt Securities, Senior Convertible Debt Securities or Subordinated Convertible Debt Securities.

(6)	Omitted pursuant to General Instruction II(D) of Form S-3 under the Securities Act.

(7)
Common shares may be issued in primary offerings, upon sale by shareholders of up to 1,400,000 shares, upon conversion of debt securities registered hereby, and upon exercise of equity warrants registered hereby. The aggregate amount of common shares registered hereby that may be sold in at-the-market offerings is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
TBS International Limited

Debt Securities
Class A Common Shares
Preference Shares
Depositary Shares
Warrants

We may offer from time to time:

•	senior or subordinated debt securities of TBS International Limited;

•	Class A common shares of TBS International Limited;

•	preference shares of TBS International Limited;

•	depositary shares of preferences shares of TBS International Limited; and

•	warrants for the purchase of common shares of TBS International Limited.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

The common shares of TBS International Limited are listed on the NASDAQ National Market under the symbol "TBSI."

The address of our registered and principal office is Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda. The telephone number at that address is (441) 296-9230. The mailing address for our executive office in the United States is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, New York 10710, and the telephone number at that address is (914) 961-1000.

These securities have not been approved by the Securities and Exchange Commission or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities, if any, also will be set forth in the applicable prospectus supplement.

Selling shareholders may offer and sell up to 1,400,000 shares in a number of different ways and at varying prices from time to time after the effective date of the registration statement of which this prospectus is a part. The prices at which the selling shareholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We and the selling shareholders will provide the specific terms of any offering of shares, including the price of the shares, in supplements to this prospectus.

Prospectus dated _________, 2007.

Consent under the Exchange Control Act 1972 of Bermuda (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our securities to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the NASDAQ National Market. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Unless we have indicated otherwise, references in this prospectus to "International," "we," "us" and "our" or similar terms are to TBS International Limited, a Bermuda company, and its consolidated subsidiaries, except where we make clear that we mean only the parent company, TBS International Limited.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's Internet site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The common shares of TBS International Limited are listed and traded on the NASDAQ National Market (the "NASDAQ") . You may also inspect the information we file with the SEC at the NASDAQ's offices. For further information on obtaining copies of our public filings at the NASDAQ National Market, you should call (212) 401-8700. Information about us, including our SEC filings, is also available at our Internet site at http://www.tbsship.com. However, the information on our Internet site is not a part of this prospectus or the accompanying prospectus supplement.

The SEC allows us to "incorporate by reference" in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	the Registration Statement of TBS International Limited on Form 8-A filed on June 21, 2005;

•	the Annual Report of TBS International Limited on Form 10-K for the year ended December 31, 2006;

•	the Quarterly Report of TBS International Limited on Form 10-Q for the quarterly period ended March 31, 2007;

•	the Current Report of TBS International Limited on Form 8-K filed on January 26, 2007;

•	the Current Report of TBS International Limited on Form 8-K filed on February 5, 2007;

•	the Current Report of TBS International Limited on Form 8-K filed on March 6, 2007;

•	the Current Report of TBS International Limited on Form 8-K filed on April 2, 2007; and

•	the definitive Proxy Statements of TBS International Limited filed on April 30, 2007 and May 16, 2007.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

TBS International Limited
Commerce Building
Chancery Lane
Hamilton, HM 12, Bermuda
(441) 295-9230

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement and any free writing prospectus provided, authorized or approved by us. We have not authorized anyone else to provide you with other information.

OUR COMPANY

We are an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. Over the past 14 years, we have developed our franchise around key trade routes between Latin America and China, Japan and South Korea, ports within South America, as well as select ports in North America, Africa, the Caribbean and the Middle East. We provide frequent regularly scheduled voyages in our network, as well as cargo scheduling, loading and discharge for our customers. As of December 31, 2006, our fleet totaled 35 vessels, including 27 ships that we own, seven that we operate under charters with options to purchase and one that we charter-in without an option to purchase. Total assets at December 31, 2006 and 2005 was $403.1 million and $344.7 million, respectively. For the year ended December 31, 2006, we carried 4.4 million revenue tons of cargo, operated 226 voyages and generated total revenue and net income of $253.6 million and $39.1 million, respectively. For the year ended December 31, 2005, we carried 3.2 million revenue tons of cargo, operated 198 voyages and generated total revenue and net income of $248.0 million and $55.7 million, respectively.

We target niche markets, including trade routes, ports and cargo not efficiently served by container and large dry bulk vessel operators. We focus on multipurpose tweendeckers and smaller dry bulk carriers that are able to navigate and efficiently service many ports with restrictions on vessel size. Many types of cargo cannot be containerized, and many dry bulk cargoes are shipped through ports that cannot accommodate large dry bulk carriers. By offering regularly-scheduled sailings into these markets along with local teams of commercial agents and port captains who meet regularly with customers to tailor solutions to their logistics needs, we are able to offer a superior level of service which has resulted in the development of long-term relationships with our customers. The flexibility of our fleet allows us to carry a wide range of cargo, including steel products, metal concentrates, fertilizer, salt, sugar, grain, chemicals, industrial goods, aggregates and general cargo.

We operate our vessels on six principal routes:
•	TBS Pacific Service:
—
Our Eastbound liner service operates routes from East Asia to the West or North Coasts of South America. The service commenced operations in 1993 and currently provides on average two sailings per month. This service has regular sailing dates from ports in China, South Korea and Japan. One vessel calls at ports in Colombia, Ecuador, Peru and Chile, and another sails through the Panama Canal to call at ports in Venezuela and the Caribbean basin. This service typically carries steel products, project cargo and general cargoes.

—
Our Westbound parcel service originates in Peru, Ecuador or Chile and generally carries metal concentrates, beet pulp pellets and fertilizers to East Asia. The service currently operates at least two sailings per month.

•
TBS Latin America Service commenced operations in 1995 and sails monthly from ports in Brazil to Colombia, Venezuela and the Caribbean basin. In addition, we provide sailings to ports on the West Coast of South America. The service is flexible with respect to types of cargoes, and typically carries mixed steel products, project cargo and general cargo. On occasion, cargoes on this service are supplemented in the course of a sailing, as discharged cargo is replaced by additional cargo along the route. As a result, this service requires particular consideration and monitoring of cargo organization and vessel scheduling, and benefits from our port captains' experienced oversight of the loading and unloading of cargoes.

•
TBS North America Service commenced operations in 1996, sailing between North America and South America. In 2002, we began monthly sailings from the East Coast of the United States to Brazil, Argentina and Peru carrying fertilizer cargoes for Honeywell International.

•	TBS Ocean Carriers offers shipping solutions worldwide on a customer-by-customer basis. Services include transporting wheat from Houston and sugar and salt from Brazil to the West Coast of Africa.
•	TBS Middle East Carriers offers bulk service within the Middle East region with service from ports in United Arab Emirates to ports in Qatar.
•	TBS Mediterranean Service offers parcel and bulk services between the East Coast of South America and the Mediterranean.

            Our time charter services include both short- and long-term time charters. Time charters offer our customers an alternative means to contract for ocean transportation of their cargoes and make the carrying capacity of entire vessels available to our customers, contracted out at a flat per day rate. In connection with our time charters, we offer complete voyage management services. As of December 31, 2006, we had eleven of our controlled vessels and one of our chartered-in vessels hired out under time charters. We provide complete voyage management services in connection with three of these charters.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, and for the three-month period ended March 31, 2007. For purposes of computing the ratio of consolidated earnings to fixed charges, "earnings" consists of earnings (loss) before income taxes and interest expense (including amortization of debt issuance cost and the portion of rents representative of interest), and "fixed charges" consists of interest expense (including amortization of debt issuance cost and the portion of rents representative of interest).

	Three Months Ended March 31, 2007
		Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	5.5	3.5	4.7	5.1	*	**

*	Due to our loss in 2003, the ratio coverage was less than 1:1. With additional earnings of $1.8 million, we would have achieved a coverage ratio of 1:1.
**	Due to our loss in 2002, the ratio coverage was less than 1:1. With additional earnings of $1.1 million, we would have achieved a coverage ratio of 1:1.

Note: Currently, we do not have any preferred shares issued and outstanding; however, if such preferred shares were to be issued pursuant to this prospectus, a ratio of earnings to combined fixed charges and preferred dividends will be included in the prospectus supplement related to this offering.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures, investments in our subsidiaries, acquisition of second-hand vessels and the acquisition or construction of new build vessels.

Our common shares also may be sold by certain shareholders in different ways and at varying prices from time to time after the effective date of the registration statement of which this prospectus is a part. We will not directly receive any of the proceeds from the sale of common shares by these selling shareholders.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

•	senior or subordinated debt securities of TBS International Limited;

•	Class A common shares of TBS International Limited;

•	preference shares of TBS International Limited;

•	depositary shares of preference shares of TBS International Limited;

•	warrants for the purchase of common shares of TBS International Limited; or

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common shares of TBS International Limited or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC that will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

As used in this "Description of the Debt Securities," the "Issuer" refers to TBS International Limited, as the issuer of the applicable series of debt securities and does not, unless the context otherwise indicates, include any of its subsidiaries.

Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.

General

The debt securities that we offer will be either senior debt securities or subordinated debt securities. The Issuer will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between the Issuer and the trustee named in the applicable prospectus supplement. The Issuer will issue subordinated debt securities under a different indenture, which we refer to as the subordinated indenture, to be entered into between the Issuer and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures, and to each of the trustees under the indentures as a trustee. In addition, the indentures may be supplemented or amended as necessary to set forth the terms of the debt securities issued under the indentures. You should read the indentures, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended.

The senior debt securities will be unsubordinated obligations of the Issuer. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See "Subordination of Subordinated Debt Securities." The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of the Issuer's outstanding debt that would rank senior to the subordinated debt securities.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class unless otherwise described in the prospectus supplement for such series.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities in respect of which this prospectus is being delivered:

(1)	the title of the debt securities;

(2)	any limit upon the aggregate principal amount of the debt securities;

(3)	the price at which the Issuer will issue the debt securities;

(4)	if other than 100% of the principal amount, the percentage of their principal amount payable upon maturity of the debt securities;

(5)	the date or dates on which the principal of the debt securities will be payable (or method of determination thereof);

(6)
the rate or rates (or method of determination thereof) at which the debt securities will bear interest (including any interest rates applicable to overdue payments), if any, the date or dates from which any such interest will accrue and on which such interest will be payable, the record dates for the determination of the holders to whom interest is payable and the dates on which any other amounts, if any, will be payable;

(7)	if other than as set forth herein, the place or places where the principal of, premium and other amounts, if any, and interest, if any, on the debt securities will be payable;

(8)	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option;

(9)	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity thereof;

(10)
our obligation, if any, to redeem, repurchase or repay debt securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof;

(11)	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series shall be issuable;

(12)	the form of such debt securities, including such legends as required by law or as we deem necessary or appropriate;

(13)	whether the debt securities are convertible into common shares of TBS International Limited and, if so, the terms and conditions of such conversion;

(14)	whether there are any authentication agents, paying agents, transfer agents or registrars with respect to the debt securities;

(15)	whether the debt securities will be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee;

(16)	the ranking of such debt securities as senior debt securities or subordinated debt securities;

(17)
if other than U.S. dollars, the currency or currencies (including composite currencies or currency units) in which the debt securities may be purchased and in which payments on the debt securities will be made (which currencies may be different for payments of principal, premium or other amounts, if any, and/or interest, if any);

(18)	if the debt securities will be secured by any collateral, a description of the collateral and the terms and conditions of the security and realization provisions;

(19)	the ability, if any, to defer payments of principal, interest, or other amounts; and

(20)
any other specific terms or conditions of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

"Principal" when used herein includes any premium on any series of the debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, principal and interest, if any, will be payable, and transfers of the debt securities may be registered, at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities will be paid at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date for such interest payment.

The debt securities may be issued only in fully registered form and, unless otherwise provided in the prospectus supplement relating to any debt securities, in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the debt securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the debt securities at an agency of the Issuer maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith.

The indentures require the annual filing by the Issuer with the trustee of a certificate as to compliance with certain covenants contained in the indentures.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

      The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The Issuer will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

(1)	the indebtedness ranking senior to the debt securities being offered;

(2)	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing; and

(3)	the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

Events of Default

Except as otherwise set forth in the prospectus supplement relating to any debt securities, an Event of Default with respect to the debt securities of any series is defined in the indentures as:

(1)
default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2)
default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise;

(3)
default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the applicable indenture (other than a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after due notice by the trustee or by the holders of at least 25% in principal amount of the outstanding securities of such series; or

(4)	certain events of bankruptcy, insolvency or reorganization of the Issuer and, as specified in the relevant prospectus supplement, certain subsidiaries of the Issuer.

Additional Events of Default may be added for the benefit of holders of certain series of debt securities that, if added, will be described in the prospectus supplement relating to such debt securities.

The indentures provide that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee that has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that, notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series. In addition, the Issuer will be required to deliver to the trustee, within 120 days after the end of each year, a certificate indicating whether the officers signing such certificate on the Issuer's behalf know of any default with respect to the debt securities of any series that occurred during the previous year, specifying each such default and the nature thereof.

Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indentures provide that, if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganizations of the Issuer) with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding by notice to the Issuer may declare the principal amount of all debt securities of such series and accrued and unpaid interest to be due and payable immediately, but upon certain conditions such declaration may be annulled. Any past defaults and the consequences thereof, except a default in the payment of principal of or interest, if any, on debt securities of such series, may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding.

Subject to the provisions of the indentures relating to the duties of the trustee, in case an Event of Default with respect to any series of debt securities shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the indentures at the request or direction of any of the holders of such series, unless such holders shall have offered to such trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the debt securities of each series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction which is in conflict with any law or such indenture and subject to certain other limitations.

No holder of any debt security of any series will have any right by virtue or by availing of any provision of the indentures to institute any proceeding at law or in equity or in bankruptcy or otherwise with respect to the indentures or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an Event of Default with respect to debt securities of such series and unless the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series shall also have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request. However, the right of a holder of any debt security to receive payment of the principal of and interest, if any, on such debt security on or after the due dates expressed in such debt security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Merger

Each indenture provides that the Issuer may consolidate with, sell, convey or lease all or substantially all of its assets to, or amalgamate or merge with or into, any other corporation, if:

(1)
either (a) the Issuer is the continuing company or (b) the successor company is a Bermuda company and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities outstanding under such indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of such indenture to be performed or observed by the Issuer; and

(2)	the Issuer or such continuing or successor company, as the case may be, is not, immediately after such amalgamation, merger, consolidation, sale, conveyance or lease, in material default in the performance or observance of any such covenant or condition.

Satisfaction and Discharge of Indentures

The indenture with respect to any series of debt securities (except for certain specified surviving obligations, including the Issuer's obligation to pay the principal of and interest on the debt securities of such series) will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the debt securities of such series or the deposit with the trustee under such indenture of cash or appropriate government obligations or a combination thereof sufficient for such payment or redemption in accordance with the applicable indenture and the terms of the debt securities of such series.

Modification of the Indentures

The indentures contain provisions permitting the Issuer and the trustee thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding under the applicable indenture affected thereby, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the applicable indenture or any supplemental indenture or modifying in any manner the rights of the holders of the debt securities of each such series; provided that no such supplemental indenture may:

(1)
extend the final maturity date of any debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of debt securities to institute suit for payment thereof or, if the debt securities provide therefor, any right of repayment at the option of the holders of the debt securities, without the consent of the holder of each debt security so affected;

(2)
reduce the aforesaid percentage of debt securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all debt securities of such series so affected; or

(3)	reduce the amount of principal payable upon acceleration of the maturity date of any original issue discount security.

Additional amendments requiring the consent of each holder affected thereby may be specified for the benefit of holders of certain series of debt securities and, if added, will be described in the prospectus supplement relating to such debt securities.

Additionally, in certain circumstances prescribed in the indenture governing the relevant series of debt securities, the Issuer and the trustee may execute supplemental indentures without the consent of the holders of debt securities.

Defeasance

The indentures provide, if such provision is made applicable to the debt securities of any series, that the Issuer may elect to terminate, and be deemed to have satisfied, all its obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to compensate and indemnify the trustee and to punctually pay or cause to be paid the principal of, and interest, if any, on all debt securities of such series when due) ("defeasance") upon the deposit with the trustee, in trust for such purpose, of funds and/or government obligations which through the payment of principal and interest in accordance with their terms will provide funds in an amount sufficient to pay the principal of and premium and interest, if any, on the outstanding debt securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, the Issuer complies with certain conditions, including delivery to the trustee of an opinion of counsel confirming that, subject to customary assumptions and exclusions, the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

The prospectus supplement may further describe these or other provisions, if any, permitting defeasance with respect to the debt securities of any series.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 24154. We were incorporated on November 26, 1997 under the name TBS International Limited. On February 15, 2001, TBS International Limited amalgamated with TBS Shipping International Limited, an exempted company incorporated under the laws of Bermuda, and the amalgamated company continued under the name TBS International Limited. Our registered office is located at Commerce Building, Chancery Lane, Hamilton, HM 12, Bermuda. Our agent for service of process in the U.S. is CT Corporation, 1633 Broadway, New York, New York 10019.

Share Capital

Our authorized share capital consists of 75,000,000 Class A common shares and 30,000,000 Class B common shares, par value US$0.01 per share, and 1,000,000 undesignated preference shares par value US$0.01 per share. There are 14,350,996 Class A common shares and 13,404,461 Class B common shares issued and outstanding and no preference shares issued and outstanding as of the date of this prospectus. All of our common shares issued and outstanding prior to completion of this offering are fully paid.

Pursuant to our bye-laws, subject to the requirements of the NASDAQ National Market and to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Our Class A common shares and Class B common shares are identical in respect of the right to dividends and surplus assets on liquidation. The holders of Class A common shares will be entitled to one vote for each Class A common share on all matters submitted to a vote of holders of common shares while holders of Class B common shares will be entitled to one half of a vote for each Class B common share. The holders of Class A common shares may convert their Class A common shares into Class B common shares, and the holders of Class B common shares may convert their Class B common shares into Class A common shares, at any time, and the Class B common shares will automatically convert into Class A common shares upon transfer to any person other than another holder of Class B common shares, in each case as long as the conversion does not cause International to become a controlled foreign corporation or cause one or more 5% shareholders (as defined in the bye-laws) to own 50% or more of the value of the Class A common shares. If at any time our board of directors determines that it is necessary or advisable for Class B common shares to be converted into Class A common shares to prevent International from becoming a controlled foreign corporation for U.S. federal income tax purposes or cause one or more 5% shareholders (as defined in the bye-laws) to own 50% or more of the value of the Class A common shares, the board may convert any or all of the Class B common shares into Class A common shares. Our bye-laws provide that any holder of Class A common shares who becomes a 5% Shareholder (as defined in our bye-laws) must notify us as soon as practicable. Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast by Class A and Class B shareholders, voting together as a single class, at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of Class A and Class B common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control over us.

Dividend Rights

Our board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due or that the realizable value of our assets would thereby be less than the aggregate of our liabilities and issued share capital and share premium accounts. Under our bye-laws, each Class A and Class B common share is entitled to dividends equally if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our Class A and Class B common shares.

Variation of Rights

The rights attaching to any class of our shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied either with the consent in writing of the holders of 75% of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.
Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that the president, the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 21 days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting or in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares.

Access to Books and Records and Dissemination of Information

The shareholders of a Bermuda company have the right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not fewer than five nor more than 11 directors, and our board of directors currently consists of eight directors. At least a majority of our directors must be independent, as defined in Rule 10A-3(b)(i) under the Exchange Act.

A director may be removed by the shareholders, provided notice of any shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. In the case of certain bye-laws, such as the bye-laws relating to approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and the holders of shares carrying at least 66% of the votes attaching to all shares in issue.

Registrar or Transfer Agent

A register of holders of the common shares will be maintained by Windcrest Management Limited in Bermuda, and a branch register will be maintained in the U.S. by American Stock Transfer & Trust Company, who will serve as branch registrar and transfer agent.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

We have obtained the Bermuda Monetary Authority's consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the NASDAQ National Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

This prospectus may be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are issued only in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates, at the request of the shareholder, may record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional preference shares, or "depositary shares," rather than full preference shares. In that event, we will issue receipts for depositary shares, and each receipt will represent a fraction of a share of a particular series of preference shares as described in the applicable prospectus supplement.

The shares of any series of preference shares represented by depositary shares will be deposited under a deposit agreement to be entered into between us and the depositary named in the applicable prospectus supplement. The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all the rights and preferences of the preference shares, including dividend, voting, redemption, subscription and liquidation rights. The terms of any depositary shares will be described in the applicable prospectus supplement and the provisions of the deposit agreement, which will be filed with the SEC. You should carefully read the deposit agreement and the depositary receipt attached to the deposit agreement for a more complete description of the terms of the depositary shares.

If any series of preference shares underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the preference shares being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem or convert preference shares held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary preference shares to be redeemed or converted. The depositary will redeem or convert the depositary shares from the proceeds it receives from the corresponding redemption or conversion of the applicable series of preference shares. The redemption or conversion price per depositary share will be equal to the applicable fraction of the redemption or conversion price per share on the applicable series of preference shares. If less than all the depositary shares are to be redeemed or converted, the depositary will select which shares are to be redeemed or converted by lot on a pro rata basis or by any other equitable method as the depositary may decide.

After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

We will pay all fees, charges and expenses of the depositary, including the initial deposit of preference shares and any redemption of the preference shares. Holders of depositary shares will pay taxes and any other charges as are stated in the deposit agreement for their accounts.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, equity securities or securities of third parties, including any of our affiliates, or other rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities. We may offer warrants separately or together with any other securities in the form of units, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in a prospectus supplement.

We will issue warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in a prospectus supplement for the warrants. You should review the detailed provisions of the relevant warrant agreement to be filed with the SEC in connection with the offering of specific warrants for a full description and for other information regarding the warrants.

SELLING SHAREHOLDERS

The following table sets forth certain information regarding the selling shareholders’ beneficial ownership of our common shares as of the date of this prospectus. The table assumes that each selling stockholder sells the maximum number of shares offered pursuant to this offering, but these shareholders may sell none, all or a portion of the shares that they hold.

Percentage of beneficial ownership prior to the offering is based on a total of 14,350,996 Class A common shares and 13,404,461 Class B common shares issued and outstanding on the date of this prospectus. Percentage of beneficial ownership after the offering is based on the number of shares issued and outstanding on the date of this prospectus, adjusted for expected conversions of Class B shares into Class A shares.

Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the common shares beneficially owned by the shareholder and has the same address: c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, New York, 10710.

	Shares Beneficially Owned Prior to Offering				Maximum Number of Shares Offered	Shares Beneficially Owned After the Offering
	Class A	%	Class B	%	Class A	Class A	%	Class B	%
Executive officers and directors:
James W. Bayley(1)	467,939	3.3%	796,268	5.9%	140,000	327,939	1.8%	796,268	6.5%
Lawrence A. Blatte(2)	110,240	0.8%	262,492	2.0%	35,000	110,240	0.6%	227,492	1.8%
Ferdinand V. Lepere	50,000	0.3%	—	—	35,000	15,000	0.1%	—	—
Gregg L. McNelis(3)	329,142	2.3%	1,447,153	10.8%	210,000	329,142	1.8%	1,237,153	10.1%
Joseph E. Royce(4)	1,446,208	10.1%	3,412,545	25.5%	402,500	1,446,208	7.8%	3,010,045	24.4%

Other selling shareholders:
Barbara H. Blatte(5)	110,241	0.8%	262,491	2.0%	35,000	110,241	0.6%	227,491	1.8%
David C. Blatte	162,404	1.1%	412,440	3.1%	35,000	127,404	0.7%	412,440	3.3%
Blatte Grandchildren Trust 1999	43,347	0.3%	84,000	0.6%	—	43,347	0.2%	84,000	0.7%
Amy Blatte Braunstein	162,404	1.1%	412,440	3.1%	35,000	127,404	0.7%	412,440	3.3%
Brandon McNelis 2004 Irrevocable Trust	43,347	0.3%	84,000	0.6%	—	43,347	0.2%	84,000	0.7%
Diana McNelis 2004 Irrevocable Trust	43,347	0.3%	84,000	0.6%	—	43,347	0.2%	84,000	0.7%
Gregg L. McNelis Jr. Irrevocable Trust	43,347	0.3%	84,000	0.6%	—	43,347	0.2%	84,000	0.7%
Susanne E. McNelis(6)	178,432	1.2%	713,000	5.3%	—	178,432	1.0%	713,000	5.8%
Alkiviades N. Meimaris	349,600	2.4%	609,888	4.5%	70,000	279,600	1.5%	609,888	5.0%
Elaine M. Royce(7)	1,446,208	10.1%	3,412,544	25.5%	402,500	1,446,208	7.8%	3,010,044	24.4%
Treetops Holdings LLC(8)	684,890	4.8%	1,327,200	9.9%	—	684,890	3.7%	1,327,200	10.8%
__________________

__________________

(1)	Includes 467,939 Class A common shares and 796,268 Class B common shares owned by Standcrown Limited.

(2)
Includes 104,034 Class A common shares owned by the Lawrence A. Blatte 2005 Qualified GRAT, 71,227 Class B common shares owned by the Lawrence A. Blatte 2005 Qualified GRAT and 103,373 Class B common shares owned by the Lawrence A. Blatte 2006 Qualified GRAT. Up to 35,000 Class B common shares will be converted to Class A common shares prior to being offered hereby.

(3)
Includes 178,432 Class A common shares owned by the Gregg L. McNelis 2005 Qualified GRAT, 332,745 Class B common shares owned by the Gregg L. McNelis 2005 Qualified GRAT and 380,255 Class B common shares owned by the Gregg L. McNelis 2006 Qualified GRAT. Up to 210,000 Class B common shares will be converted to Class A common shares prior to being offered hereby.

(4)
Includes 1,446,208 Class A common shares owned by the Joseph E. Royce 2005 Qualified GRAT, 976,469 Class B common shares owned by the Joseph E. Royce 2005 Qualified GRAT and 1,826,038 Class B common shares owned by the Joseph E. Royce 2006 Qualified GRAT. Up to 402,500 Class B common shares will be converted to Class A common shares prior to being offered hereby.

(5)
Includes 104,034 Class A common shares owned by the Barbara H. Blatte 2005 Qualified GRAT, 71,227 Class B common shares owned by the Barbara H. Blatte 2005 Qualified GRAT and 130,373 Class B common shares owned by the Barbara H. Blatte 2006 Qualified GRAT. Up to 35,000 Class B common shares will be converted to Class A common shares prior to being offered hereby.

(6)
Includes 178,432 Class A common shares owned by the Susanne E. McNelis 2005 Qualified GRAT, 332,745 Class B common shares owned by the Susanne E. McNelis 2005 Qualified GRAT and 380,255 Class B common shares owned by the Susanne E. McNelis 2006 Qualified GRAT.

(7)
Includes 1,446,208 Class A common shares owned by the Elaine M. Royce 2005 Qualified GRAT, 976,469 Class B common shares owned by the Elaine M. Royce 2005 Qualified GRAT and 1,826,038 Class B common shares owned by the Elaine M. Royce 2006 Qualified GRAT. Up to 402,500 Class B common shares will be converted to Class A common shares prior to being offered hereby.

(8)
Includes 684,890 Class A common shares and 1,327,200 Class B common shares owned by the Treetops Holdings LLC. Treetops is jointly owned by the Jeanine Royce 1997 Trust and the Laura Royce 1997 Trust. Ms. Elaine M. Royce is a co-trustee of each of the Royce Trusts and has sole investment powers over the shares owned by the Royce 1997 Trusts. Ms. Royce disclaims beneficial ownership of the shares indirectly owned by the Royce 1997 Trusts and the shares held by Treetops. Ms. DeMakes is a co-trustee of each of the Royce Trusts and has voting power, but not investment powers, over the shares they indirectly own through Treetops. Ms. DeMakes is also manager of Treetops. Ms. DeMakes disclaims beneficial ownership of the shares indirectly owned by the Royce 1997 Trusts and the shares held by Treetops.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents, (b) through underwriters or dealers, (c) directly to one or more purchasers or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

•
Over-allotment involves sales by an underwriter of shares in excess of the number of shares an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with NASD guidelines, the maximum compensation to the underwriters in connection with the sale of securities pursuant to this prospectus and any accompanying prospectus supplement will not exceed 8% of the total offering price to the public of such securities as set forth on the cover page of each prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities with respect to New York law and Conyers Dill & Pearman, Hamilton, Bermuda, will provide opinions regarding authorization and validity of the securities with respect to Bermuda law. Any underwriters may also be represented by their own counsel and that counsel will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is a statement of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts, commissions and transfer taxes, to be paid by the Registrant. The following statement of estimated expenses has been used to demonstrate the expense of an offering and does not represent an estimate of the aggregate amount of securities that may be registered or distributed pursuant to this registration statement because such amount is unknown at this time.

Securities and Exchange Commission Registration Fee	$9,210
Printing Fees and Expenses	50,000
Accounting Fees and Expenses	75,000
Legal Fees and Expenses	100,000
Trustee's and Depositary's Fees	10,000
Miscellaneous	6,000
Total	$250,210

Item 15. Indemnification of Directors and Officers

TBS International Limited

Section 98 of the Companies Act 1981 provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act 1981.

           The Company's Bye-laws indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the Bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty. The Company's Bye-laws also contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of the Company's officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director.

The Company maintains standard policies of insurance under which coverage is provided (a) to the Company's directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments that the Company may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16. Exhibits
Exhibit Number	Description
Incorporation by Reference

(where a report or registration statement is indicated below, that document has been previously filed with the SEC and the applicable exhibit is incorporated by reference thereto)

1.1	Form of Debt Securities Underwriting Agreement	*
1.2	Form of Equity Securities Underwriting Agreement	*
4.1	Amended and Restated Memorandum of Association of TBS International Limited.	Exhibit 3.1 to the Quarterly Report on Form 10-Q as filed by TBS International Limited with the Commission on May 15, 2007.
4.2	Bye-Laws of TBS International Limited.	Exhibit 3.2 to the Quarterly Report on Form 10-Q filed by TBS International Limited with the Commission on May 15, 2007.
4.3	Form of Indenture of TBS International Limited.	Filed herewith.
4.4	Form of Subordinated Indenture of TBS International Limited.	Filed herewith.
4.5	Form of Deposit Agreement/Deposit Receipt	*
5.1	Opinion of Gibson, Dunn & Crutcher LLP	Filed herewith.
5.2	Opinion of Conyers Dill & Pearman	Filed herewith.
12.1	Statement of computation of ratio of earnings to fixed charges	Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith.
23.2	Consent of Gibson, Dunn & Crutcher LLP	Included in Exhibit 5.1 filed herewith.
23.3	Consent of Conyers Dill & Pearman	Included in Exhibit 5.2 filed herewith.
24	Power of Attorney	Filed herewith.
25	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939	Filed herewith.

* To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference or by post-effective amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yonkers, New York, on June 29, 2007.

TBS INTERNATIONAL LIMITED
By: Name:	/s/ Joseph E. Royce Joseph E. Royce
Title:	Chairman

Name and Signature	Title	Date

/s/ Joseph E. Royce Joseph E. Royce	President, Chief Executive Officer, Chairman and Director	June 29, 2007
/s/ Ferdinand V. Lepere Ferdinand V. Lepere	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 29, 2007
/s/ Anthony J. Gentile Anthony J. Gentile	Controller and Chief Accounting Officer (Principal Accounting Officer)	June 29, 2007

/s/ Gregg L. McNelis /s/ Gregg L. McNelis	Senior Executive Vice President, Chief Operating Officer and Director	June 29, 2007

/s/ Randee E. Day Randee E. Day	Director	June 29, 2007

/s/ Peter S. Shaerf Peter S. Shaerf	Director	June 29, 2007

/s/ William P. Harrington William P. Harrington	Director	June 29, 2007

/s/ James W. Bayley James W. Bayley	Vice President and Director	June 29, 2007

John P. Cahill	Director

Alexander Smigelski	Director

EXHIBIT INDEX

Exhibit Number	Description
4.3	Form of Indenture of TBS International Limited.
4.4	Form of Subordinated Indenture of TBS International Limited.
5.1	Opinion of Gibson, Dunn & Crutcher LLP
5.2	Opinion of Conyers Dill & Pearman
12.1	Statement of computation of ratio of earnings to fixed charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2 *	Consent of Gibson, Dunn & Crutcher LLP
23.3 *	Consent of Conyers Dill & Pearman
24	Power of Attorney
25	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939

*   Included in Exhibit 5.
.